EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN MATERIALS ELECTS TWO NEW DIRECTORS

Appointments Underscore Commitment to Strong, Independent Board

BIRMINGHAM, Ala., February 13, 2015 — Vulcan Materials Company (NYSE: VMC), the nation's largest producer of construction aggregates, today announced that it has elected Elaine L. Chao and Thomas A. Fanning to its Board of Directors, effective immediately. With these additions, Vulcan’s Board will increase from 11 to 13 members, 11 of whom are independent and 6 of whom have joined the Board in the past 2 years. The two new directors will be among the Company’s nominees for election at its 2015 Annual Meeting of Shareholders in May.

“We are extremely pleased to welcome both Elaine and Tom to the Board,” said Don James, Chairman of the Board. “They both are highly accomplished individuals with outstanding track records, and they bring unique expertise and experience to our Board. In addition, they share Vulcan’s commitment to the highest standards of corporate governance. I look forward to working with them, and the rest of the directors, as we work to continue delivering growth and value for investors.”

Ms. Chao served as the U. S. Secretary of Labor from 2001-2009, and is the first American woman of Asian descent to be appointed to a U.S. Cabinet position. Under her leadership, Ms. Chao focused on improving the competitiveness of America’s workforce, and the U.S. Department of Labor achieved record results in protecting the health, safety, wages, and retirement security of the nation’s workforce. Prior to the cabinet position, Ms. Chao held various leadership roles in the public, private and non-profit sectors, including: President and Chief Executive Officer of United Way of America; Director of the Peace Corps; Deputy Secretary at the U.S. Department of Transportation; Chairman of the Federal Maritime Commission; Vice President of Syndication at Bank of America, Capital Markets Group, and Citicorp.

Mr. Fanning has been with Southern Company, one of America's largest energy companies, for over 30 years and has served as its Chairman, President and CEO since 2010. In that role, Mr. Fanning has guided Southern Company’s leadership in developing a full portfolio of energy resources and has strengthened the company’s culture of innovation and customer focus. Active as a leader in the business arena, Mr. Fanning serves as Chair of the Federal Reserve Bank of Atlanta and as Chairman of the Electric Subsector Coordinating Council, which serves as the principal liaison between the federal government and the electric power sector to protect the electric grid from threats that could impact national security. He also is Vice Chairman of the Edison Electric Institute and a member of the Business Roundtable.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates and a major producer of other construction materials. For additional information see www.vulcanmaterials.com.

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